For Immediate Release Date: July 17, 2008	Exhibit 99.1 Contact: Anne-Marie Hess Phone: (609) 951-6842 E-mail: ahess@pharmanet.com

PHARMANET DEVELOPMENT GROUP RESTORES CREDIT LINE

Princeton, NJ – July 17, 2008 – PharmaNet Development Group, Inc. (the “Company”) (NASDAQ: PDGI), a leading provider of clinical development services, today announces that it has successfully reached an agreement with its bank lending group to restore the availability of the Company’s $45 million Senior Secured Credit Facility (the “Credit Agreement”) by obtaining an amendment to waive and amend certain covenants and terms of the Credit Agreement (the “Amendment”).

The Amendment does not affect the total committed amount of the credit line, potential interest rates on any borrowings or the remaining term. At this time, the Company has no outstanding balance under the Credit Agreement and any potential future use will be for general company purposes. Further details of the Amendment will be filed on a Form 8-K with the SEC.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, Inc., a global drug development services company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug, and medical device industries. The Company offers clinical-development solutions including early and late stage consulting services, Phase I clinical studies and bioanalytical analyses, and Phase II, III and IV clinical development programs.  With approximately 2,500 employees and more than 41 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit our website at www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; whether the Company will achieve its estimated value relating to discontinued operations; developments with respect to the SEC's inquiry, the class action litigation and derivative lawsuit; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; the Company’s ability to retain and recruit new employees; the Company’s clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; the Company’s assessment of its current or future effective tax rate; the Company’s assessment of the value of its deferred tax assets; the Company’s financial guidance; the Company’s anticipated capital expenditures; the Company’s ability to remediate its material weaknesses; the Company’s costs associated with compliance of Section 404 of the Sarbanes-Oxley Act; the impact on the Company of foreign currency transaction costs and the effectiveness of any hedging strategies it implements; the potential liability associated with the Company’s registration of its employees’ stock purchase plan; and the national and international economic climate as it affects drug development operations.

Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2007, and in its most recent filings with the Securities and Exchange Commission. The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

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